EXHIBIT 99.2

UNAUDITED PRO FORMA COMBINED CONSOLIDATED

FINANCIAL INFORMATION

The unaudited pro forma combined consolidated financial statements are based upon the historical consolidated financial statements of Broadwind Energy, Inc. and its subsidiaries (“Broadwind,” the “Company,” “we,” or “us”) and Red Wolf Company, LLC("Red Wolf") and have been prepared to illustrate the effect of Broadwind’s acquisition of Red Wolf for approximately $19.0 million, subject to certain adjustments.

The unaudited pro forma combined consolidated balance sheet combines the historical consolidated balance sheets of Broadwind and Red Wolf as of December 31, 2016 and reflects the pro forma effect as if the acquisition of Red Wolf had occurred on that date. The unaudited pro forma combined consolidated statements of operations for the year ended December 31, 2016 combine the historical statements of operations of Broadwind and Red Wolf, adjusted to reflect the pro forma effect as if the acquisition of Red Wolf had occurred on January 1, 2016 (the first day of the Company’s 2016 fiscal year). Broadwind’s historical consolidated financial statements referred to above were included in its Annual Report on Form 10-K for the year ended December 31, 2016. Red Wolf’s historical financial statements referred to above for Red Wolf for the comparable periods are included in this Current Report on Form 8-K. The accompanying unaudited pro forma combined consolidated financial information and the historical consolidated financial information presented therein should be read in conjunction with the historical consolidated financial statements and notes thereto for Broadwind described above. The historical financial statements of Red Wolf have been adjusted to reflect certain reclassifications to conform to the Company's financial statement presentation.

The unaudited pro forma combined consolidated balance sheet and statements of operations include pro forma adjustments which reflect transactions and events that (a) are directly attributable to the acquisition, (b) are factually supportable, and (c) with respect to the statement of operations, are expected to have a continuing impact on consolidated results. The pro forma adjustments are described in the accompanying combined notes to the unaudited pro forma combined consolidated financial statements.

The unaudited pro forma combined consolidated financial information does not reflect future events that may occur after the acquisition, including potential general and administrative savings or the costs and related liabilities that would be incurred to achieve them. The unaudited pro forma combined consolidated financial information is provided for informational purposes only and is not necessarily indicative of the results of operations that would have occurred if the acquisition of Red Wolf had occurred on January 1, 2016 nor is it necessarily indicative of our future operating results. The pro forma adjustments are based upon currently available information and are subject to change.

Broadwind Energy, Inc. and Subsidiaries

Unaudited Pro Forma Combined Consolidated Balance Sheet

DECember 31, 2016

(In thousands, except per share data)

	Broadwind	Red Wolf	Pro Forma adjustments		Pro Forma
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$ 18,699	$ 74	$ (16,523)	(a)	$ 2,250
Short-term investments	3,171	-	-		3,171
Restricted cash	39	-	-		39
Accounts receivable, net	11,865	6,971	-		18,836
Inventories, net	21,159	5,842	8	(b)	27,009
Prepaid expenses and other current assets	2,449	-	-		2,449
Current assets held for sale	808	-	-		808
Total current assets	58,190	12,887	(16,515)		54,562
LONG-TERM ASSETS:
Property and equipment, net	54,606	530	(90)	(c)	55,046
Goodwill	-	-	1,373	(d)	1,373
Other intangible assets, net	4,572	-	13,270	(e)	17,842
Other assets	294	-	-		294
TOTAL ASSETS	$ 117,662	$ 13,417	$ (1,962)		$ 129,117
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current maturities of long-term debt	$ -	$ 4,297	$ (4,297)	(f)	$ -
Current portions of capital lease obligations	465	-	-		465
Accounts payable	15,852	3,019	-		18,871
Accrued liabilities	8,430	493	1,394	(g)	10,317
Customer deposits	18,011	28	-		18,039
Current liabilities held for sale	493	-	-		493
Total current liabilities	43,251	7,837	(2,903)		48,185
LONG-TERM LIABILITIES:
Long-term debt, net of current maturities	2,600	133	(133)	(h)	2,600
Long-term capital lease obligations, net of current portions	1,038	-	-		1,038
Other	2,190	-	6,521	(i)	8,711
Total long-term liabilities	5,828	133	6,388		12,349
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Preferred stock, $0.001 par value; 10,000,000 shares authorized; no shares issued or outstanding	-	-	-		-
Common stock, $0.001 par value; 30,000,000 shares authorized; 15,175,767 shares issued as of December 31, 2016	15	-	-		15
Treasury stock, at cost, 273,937 shares as of December 31, 2016	(1,842)	-	-		(1,842)
Additional paid-in capital	378,876	-	-		378,876
Accumulated deficit	(308,466)	5,447	(5,447)	(j)	(308,466)
Total stockholders’ equity	68,583	5,447	(5,447)		68,583
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$ 117,662	$ 13,417	$ (1,962)		$ 129,117

See accompanying notes to unaudited pro forma combined consolidated financial statements.

Broadwind Energy, Inc. and Subsidiaries

Unaudited Pro Forma Combined Consolidated STATEMENT OF OPERATIONS

YEAR ended DECember 31, 2016

(In thousands, except per share data)

	Broadwind	Red Wolf	Pro Forma adjustments		Pro Forma
Revenues	$ 180,840	$ 32,378	$ -		$ 213,218
Cost of sales	162,701	22,331	424	(k)	185,456
Gross profit	18,139	10,047	(424)		27,762
OPERATING EXPENSES:
Selling, general and administrative	15,786	4,077	-		19,863
Intangible amortization	444	-	1,440	(l)	1,884
Total operating expenses	16,230	4,077	1,440		21,747
Operating income (loss)	1,909	5,970	(1,864)		6,015
OTHER (EXPENSE) INCOME, net:
Interest expense, net	(625)	(78)	78	(m)	(625)
Other, net	49	63	-		112
Total other expense, net	(576)	(15)	78		(513)
Net income (loss) before benefit for income taxes	1,333	5,955	(1,786)		5,502
Benefit for income taxes	(2)	-	-		(2)
INCOME (LOSS) FROM CONTINUING OPERATIONS	1,335	5,955	(1,786)		5,504
Income (loss) from continuing operations per common share-basic	$ 0.09				$ 0.37
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING—Basic	14,843				14,843
Income (loss) from continuing operations per common share-diluted	$ 0.09				$ 0.36
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING—Diluted	15,081				15,081

See accompanying notes to unaudited pro forma combined consolidated financial statements.

BROADWIND ENERGY, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA COMBINED CONSOLIDATED

FINANCIAL STATEMENTS

(In Thousands)

Description of Transaction and Basis of Presentation

The unaudited pro forma combined consolidated financial statements are based upon the historical consolidated financial statements of Broadwind Energy, Inc. and its subsidiaries (“Broadwind,” the “Company,” “we,” or “us”) which were included in its Annual Report on Form 10-K for the year ended December 31, 2016 and Red Wolf Company, LLC ("Red Wolf") financial statements for these periods which are included in this Current Report on Form 8-K. The unaudited pro forma combined consolidated statements of operations reflect the acquisition of Red Wolf as if it had occurred on January 1, 2016 (the first day of our 2016 fiscal year). The unaudited pro forma combined consolidated balance sheet as of December 31, 2016 reflects such acquisition as if it had occurred on that date.

In accordance with generally accepted accounting principles in the United States, the acquisition of Red Wolf is being accounted for using the purchase method of accounting. As a result, the unaudited pro forma combined consolidated balance sheet has been adjusted to reflect the preliminary allocation of the purchase price to identifiable net assets acquired based primarily on the Company's fair value assessment and the excess purchase price to goodwill. The purchase price allocation in these unaudited pro forma combined consolidated financial statements is based upon a purchase price of approximately $19.0 million, of which $16.5 million was paid in cash  and $2.5 million is the expected value of contingent future earn-out payments.

Pro Forma Adjustments

On February 1, 2017, Broadwind completed its acquisition of 100% of the outstanding equity of Red Wolf,  a privately held company, for $16.5 million in cash, a portion of which was applied to pay off Red Wolf’s outstanding indebtedness. The purchase price is subject to a customary net working capital adjustment and an earn-out structure under which the members of Red Wolf (“Sellers”) may become entitled to contingent consideration of up to $9.9 million, payable in cash and, at the election of the Company, up to 50% in the form of shares of the Company’s common stock. Broadwind operates Red Wolf as a wholly owned subsidiary.

The following pro forma adjustments are included in the unaudited pro forma combined consolidated balance sheet and/or the unaudited pro forma combined condensed consolidated statements of operations:

(a) Cash paid for the acquisition and the elimination of Red Wolf cash.

(b) True up and fair value adjustment of inventory.

(c) Eliminate Red Wolf property and equipment not acquired, partially offset by increased fair value of acquired property and equipment.

(d) The value of goodwill as of 12/31/16.

(e) Fair value of Red Wolf intangible assets acquired.

(f)  Elimination of Red Wolf current debt as a result of the non-debt transaction structure.

(g) $1,394 fair value of first year earnout.

(h) Elimination of Red Wolf long-term debt.

(i)  Estimated deferred tax liabilities assumed and $1,140 fair value of second year earnout.

(j) Elimination of Red Wolf accumulated deficit.

(k)  Increase due to the effect of inventory fair value adjustment and inventory true up adjustment on cost of goods sold and property, plant, and equipment fair value adjustment partially offset by depreciation reduction due to Red Wolf equipment not acquired.

(l) Amortization expense for acquired intangibles.

(m) Elimination of Red Wolf interest expense.

BROADWIND ENERGY, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA COMBINED CONSOLIDATED

FINANCIAL STATEMENTS

(In Thousands)

(n) The preliminary allocation of purchase price and estimated goodwill as of February 1, 2017, the date of the transaction, is summarized below:

Assets acquired and liabilities assumed:
Cash and cash equivalents	$ -
Receivables	2,765
Inventories, net	4,776
Property and equipment, net	462
Intangible assets, net	13,270
Goodwill (estimated)	5,218
Liabilities assumed	(7,508)
Total purchase price	$ 18,983